CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2026, relating to the financial statements and financial highlights of Strategas ETFs comprising Strategas Macro Momentum ETF, Strategas Macro Thematic Opportunities ETF, and Strategas Global Policy Opportunities ETF, each a series of Advisors’ Inner Circle Fund III, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 28, 2026